UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

POST PROPERTIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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May 4, 2004

Dear Post Properties Shareholder:

      Last year, John Williams, the former CEO and Chairman of the Board of Post Properties, waged a proxy contest in an unsuccessful effort to re-take control of your Company. Post Properties’ shareholders voted overwhelmingly to support the Board’s nominees who were elected last year by a margin of better than 2-to-1. The distraction and the cost of that proxy contest were significant. Mr. Williams estimated his costs at more than $6.3 million and the costs to your Company approximated $5.2 million.

      Your Board of Directors and management remain highly focused on the Company’s business and on improving shareholder value, as we move forward with our strategic plan. We are confident in our ability to execute the plan, and are optimistic about the future. The last thing your Company needs is the distraction and cost of yet another John Williams proxy solicitation.

TWO FIGHTS IN TWO YEARS ARE TOO MANY

      Evidently unable to move beyond his very public defeat last year, Mr. Williams is now trying to solicit votes in support of an amendment he has proposed to the Company’s Bylaws. He is not proposing any nominees for the Company’s Board of Directors, nor is he opposing any of the Board’s nominees. Mr. Williams’ solicitation is not about the Company’s business or strategies. It is about one issue: the manner in which directors’ compensation is to be determined.

      Mr. Williams’ proposed Bylaw amendment, if approved, would require an annual shareholder vote on all compensation paid to the Company’s directors. This is an extremely unusual proposal and perhaps the first of its kind for a publicly-held company.

      We think it takes little more than a quick look at Mr. Williams’ solicitation materials to recognize that his real issue is a personal campaign against the Company’s directors

     If you have not yet voted or if you voted in favor of the Williams Bylaw amendment, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which does not require any postage if mailed in the United States. You also may vote your shares over the Internet at the address shown on your proxy card or by telephone through the number shown on your proxy card. We urge you to vote “AGAINST” the Williams Bylaw amendment (Proposal 3). Your vote is important. Please vote today.

after having been replaced as CEO and Chairman of the Board. Mr. Williams’ motives have not gone unnoticed in the press. Last June, when asked by the Atlanta Journal-Constitution whether he could ever put last year’s proxy contest behind him, Mr. Williams is quoted as saying “I think I’ll carry a grudge probably to my grave.”1

OUR COMMITMENT TO EXCELLENCE IN CORPORATE GOVERNANCE

      While Mr. Williams focuses on his grudges, we have moved forward with our commitment to best practices in corporate governance. A few of our corporate governance highlights are noted below:

•	Institutional Shareholder Services (ISS) has assigned Post Properties very high corporate governance ratings. In its Corporate Governance Quotient (CGQ) ratings system, as of April 13, 2004 ISS gave us an index ranking of 89.7% and an industry ranking of 82.9%. This means we outranked about 90% of the companies in the Russell 3000 Index and outranked about 83% of the companies in the real estate group.

•	Green Street Advisors, a leading independent research firm that focuses on publicly-owned real estate companies, ranked Post Properties in the top three REITs for overall corporate governance.[2]

•	We have separated the positions of Chairman and CEO, are voluntarily expensing stock options, do not have a poison pill and have significantly restricted our ability to implement one, have committed not to opt into the Georgia Anti-Takeover Law without shareholder approval, and, at the upcoming Annual Meeting, shareholders will vote on a Board-recommended proposal to declassify the Board so that all directors will stand for election annually.

THE REASONS TO VOTE AGAINST THE WILLIAMS BYLAW AMENDMENT

ARE CLEAR AND COMPELLING

      The Board of Directors, with the singular exception of Mr. Williams, opposes the Williams Bylaw amendment, and believes it would be harmful to the Company and its shareholders. Certain of the Board’s reasons are set forth below:

•	At a time when it is enormously important for publicly-held companies to have the highest quality directors — and more and more is being asked of directors in terms of expertise and commitment — it is essential to be able to provide directors with a fair and competitive level of compensation. If directors cannot be assured of appropriate compensation, it undoubtedly becomes more difficult to attract and retain top quality directors.

•	This year, our Board has nominated three superbly qualified candidates to stand for election: Doug Crocker, former President and CEO of Equity Residential, the nation’s largest publicly-traded REIT owner of multifamily properties; Walter “Sonny” Deriso, Vice Chairman since 1997 of Synovus Financial Corp., a $21 billion diversified financial services company; and Nick Paumgarten, a Managing Director since 1992 at J.P. Morgan Chase & Co., one of the nation’s leading

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commercial banks and investment firms. Messrs. Crocker and Deriso will be joining our Board for the first time and Mr. Paumgarten joined our Board in late 2003. It is by no means certain that Post Properties could have attracted nominees of this caliber had the Williams Bylaw amendment been in effect.

•	Director compensation is determined by the Board’s independent Executive Compensation and Management Development Committee. The Committee was advised by an independent third-party compensation consulting firm in its evaluation of director and Chairman compensation in 2003.

•	According to data furnished by the independent compensation consultant, the annual fees paid to the Company’s directors prior to November 2003 were only 73% of the median annual board fees paid in 2002 to directors of a real estate peer group,[3] and only 38% of the median annual board fees paid in 2002 to directors of a general public company peer group.[4] Both peer groups are size-based and annual board fees include both cash payments and annual equity awards.

•	Effective November 2003, the Company increased annual director compensation in order to be more competitive with director compensation of the companies in the peer groups. In fact, Mr. Williams’ own analysis of director compensation at a peer group selected by his advisors indicates that Post Properties’ directors are compensated well within competitive industry practices.

•	Mr. Williams has set up his proposed Bylaw in such a way that even if a majority of the shares voting in the future on director compensation voted in favor, the proposal still might not pass. The Williams Bylaw amendment makes no provision as to how directors would be compensated under that circumstance — or under any other circumstance in which a future vote on director compensation did not pass. This, of course, does not apply to Mr. Williams, whose director fees are included in a fixed payment amount provided for in his employment agreement.

      With regard to Mr. Goddard’s compensation as non-executive Chairman of the Board, the Committee took into account data furnished by the independent compensation consultant and the significant amount of time Mr. Goddard devotes to his duties as Chairman. Mr. Williams expends substantial effort in attacking Mr. Goddard’s compensation. This, we believe, is more an issue of Mr. Williams’ resentment that Mr. Goddard succeeded him as Chairman of the Board, than an issue as to the appropriateness of Mr. Goddard’s compensation.

      It is noteworthy that the annual cost to the Company of Mr. Goddard’s compensation is less than  1/3 of the annual cost to the Company of Mr. Williams’ continuing compensation and benefits under his employment agreement entered into in March 2002. While Mr. Goddard spends a substantial amount of time and energy in helping to move the Company forward, it appears to us that Mr. Williams spends a substantial amount of time and energy in trying to undermine that effort.

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IT IS TIME TO MOVE FORWARD

      We ask you to join us in sending a clear and unequivocal message to Mr. Williams: It is time for Post Properties to move forward with its new management team and its independent, dedicated Board bolstered by the addition of our three new nominees. We are concerned that any meaningful level of support for the Williams Bylaw amendment may serve to encourage him to prolong his personal campaign against your Company and wage yet another proxy contest next year. Each time your Company is put in a position of responding to one of Mr. Williams’ proxy solicitations, the cost in dollars and in management time and effort is very significant. We urge you to act now and cast your vote “AGAINST” the Williams Bylaw amendment (Proposal No. 3).

      We thank you for your continued trust and support.

Sincerely,

David P. Stockert	Robert C. Goddard, III
President and Chief Executive Officer	Chairman of the Board

If you have any questions or need assistance in voting your shares, please call:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor
New York, New York10022
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[1]	Maria Saporta, “Williams to reduce his stake in Post, hopes REIT will be sold,” Atlanta Journal- Constitution, June 19, 2003.

[2]	Green Street Advisors, Corporate Governance in the REIT Sector, August 13, 2003.

[3]	The real estate peer group consists of 15 publicly-owned REITs that focus on a variety of asset classes and have similar total capitalization (market value of common stock, preferred stock, operating partnership units and balance sheet debt) to Post Properties. The 15 REITs in this peer group are: Arden Realty, Inc.; Brandywine Realty Trust; BRE Properties, Inc.; Camden Property Trust; CenterPoint Properties Trust; Colonial Properties Trust; Cousins Properties Incorporated; Essex Property Trust, Inc.; Federal Realty Investment Trust; First Industrial Realty Trust, Inc.; Gables Residential Trust; Heritage Property Investment Trust, Inc.; Home Properties of New York, Inc.; Prentiss Properties Trust; and Ventas, Inc.

[4]	The general public company peer group consists of 13 publicly-owned companies that operate in a variety of industries, but which are similar (although slightly larger) in size to Post Properties in terms of market capitalization (market value of common stock). These companies had market capitalizations ranging from $1.2 to $1.3 billion. Post Properties’ market capitalization at the time of the analysis was approximately $1.1 billion. The 13 public companies are: 21st Century Insurance Group; 7-Eleven, Inc.; ALARIS Medical, Inc.; American Eagle Outfitters, Inc.; Callaway Golf Company; IndyMac Bancorp, Inc.; La-Z-Boy, Inc.; Linens ’N Things, Inc.; P.F. Chang’s China Bistro, Inc.; R.H. Donnelly Corporation; Reader’s Digest Association, Inc.; Standard-Pacific Corp.; and The Toro Company.

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